                                                                  EXHIBIT (a)(1)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Share Purchase Rights)

                                       of

                       American Precision Industries Inc.

                                       by

                           Alpha Acquisition I Corp.
                           a wholly-owned subsidiary

                                       of

                              Danaher Corporation

                                       at

                              $19.25 Net Per Share

         The offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 22, 2000, unless the offer is extended.

   A summary of the principal terms of the offer appears on pages (ii) through
(iii). You should read this entire document carefully before deciding whether to tender your shares.

                      The Dealer Manager for the Offer is:

                                ING Barings LLC

   February 24, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
 Summary of the Offer......................................................  ii
 Introduction..............................................................   1
  1. Terms of the Offer...................................................    2
  2. Acceptance for Payment and Payment...................................    4
  3. Procedures for Accepting the Offer and Tendering Shares..............    5
  4. Withdrawal Rights....................................................    7
  5. Material U.S. Federal Income Tax Consequences........................    8
  6. Price Range of the Shares; Dividends.................................    8
  7. Possible Effects of the Offer on the Market for the Shares; NYSE
      Listing; Securities Exchange Act Registration; Margin Regulations...    9
  8. Information Concerning API...........................................   10
  9. Information Concerning Danaher and the Purchaser.....................   11
 10. Background of the Offer; Contacts with API...........................   12
 11. Purpose of the Offer; the Merger Agreement; the Support Agreements;
      the Consulting Agreement; Statutory Requirements; Appraisal Rights;
      Plans for API; "Going Private" Transactions.........................   13
 12. Source and Amount of Funds...........................................   22
 13. Dividends and Distributions..........................................   22
 14. Conditions of the Offer..............................................   22
 15. Legal Matters; Required Regulatory Approvals.........................   24
 16. Fees and Expenses....................................................   26
 17. Miscellaneous........................................................   27

Schedule I--Directors and Executive Officers of Danaher and the Purchaser

                              SUMMARY OF THE OFFER

Principal terms

  . Danaher Corporation, through its wholly-owned subsidiary, is offering to buy all outstanding shares of American Precision Industries Inc. common stock. The tender price is $19.25 per share in cash. Tendering stockholders will not have to pay brokerage fees or commissions. Danaher has agreed with the owner of all of API's Series B Seven Percent (7%) Cumulative Convertible Preferred Stock that such shares shall be tendered into the offer for conversion into API common stock and purchased in the offer, provided, however, that such owner may give an instruction to the Purchaser not to convert such Series B Preferred Shares until Danaher makes payment for the Series B Preferred Shares.

  . The offer is the first step in our plan to acquire all of the outstanding API shares, as provided in our merger agreement with API. If the offer is successful, we will acquire any remaining API shares in a later merger for $19.25 per share in cash. The stockholders of API will have appraisal rights in the merger.

  . The initial offering period of the offer will expire at 12:00 midnight, New York City time, on March 22, 2000, unless we extend the offer.

  . If we decide to extend the offer, we will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the offer.

API board recommendation

  . The board of directors of API has approved the offer and the merger, has determined that the offer and the merger are in the best interests of API and its stockholders, and recommends that stockholders of API accept the offer and tender their API shares.

Conditions

   We are not required to complete the offer unless:

  . we receive U.S. federal antitrust clearance and approval from certain European governments for the offer,

  . at least a majority of the outstanding API common shares and all the API Series B Preferred Shares are validly tendered and not withdrawn prior to the expiration of the offer.

   Other conditions to the offer are described at pages 22 through 24. The offer is not conditioned on Danaher obtaining financing.

Procedures for tendering

   If you wish to accept the offer, this is what you must do:

  . If you are a record holder (i.e., a stock certificate has been issued to you), you must complete and sign the enclosed letter of transmittal and send it with your stock certificate to the depositary for the offer or follow the procedures described in the offer for book-entry transfer. These materials must reach the depositary before the offer expires. Detailed instructions are contained in the letter of transmittal and on pages 5 through 7 of this document.

  . If you are a record holder but your stock certificate is not available or you cannot deliver it to the depositary before the offer expires, you may be able to tender your shares using the enclosed notice of guaranteed delivery. Please call our information agent, D.F. King & Co., Inc., at 800-994-3227 for assistance. See pages 6 through 7 for further details.

  . If you hold your API shares through a broker or bank, you should contact your broker or bank and give instructions that your API shares be tendered.

Withdrawal rights

  . If, after tendering your API shares in the offer, you decide that you do not want to accept the offer, you can withdraw your API shares by instructing the depositary before the offer expires. If you tendered by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your API shares. See pages 7 through 8 for further details.

Subsequent offering period

  . We may give stockholders who do not tender in the offer another opportunity to tender at the same price in a subsequent offering period.

  . Any subsequent offering period will begin on the day we announce that we have purchased API shares in the offer and last for at least three business days. We may extend the subsequent offering period, but it will not last more than 20 business days in total.

  .  There would be no withdrawal rights in any subsequent offering period.

Recent API trading prices; subsequent trading

  .  The closing price for API common shares was:

    $11.44 per share on February 15, 2000, the last trading day before we announced the merger agreement with API, and

    $18.94 per share on February 23, 2000, the last trading day before the printing of these materials.

 Before deciding whether to tender, you should obtain a current market quotation for the shares.

  . If the offer is successful, we expect the API shares to continue to be traded on the New York Stock Exchange until the time of the merger, although we expect trading volume to be below its pre-offer level.

Further information

  .  If you have questions about the offer, you can call:

    Our Information Agent:
                              D.F. King & Co., Inc.
                 Banks and Brokers Call Collect: (212) 269-5550
                    All others call Toll Free: (800) 994-3227

    Our Dealer Manager:
                                 ING Barings LLC
                          Call Collect: (212) 409-6763

To: All Holders of Shares of
   Common Stock of API

                                  INTRODUCTION

   Alpha Acquisition I Corp. (the "Purchaser"), a wholly-owned subsidiary of Danaher Corporation ("Danaher") is offering to purchase all outstanding shares of common stock of American Precision Industries Inc. ("API"), together with the associated preferred share purchase rights issued pursuant to the Amended and Restated Rights Agreement, dated as of January 29, 1999, between API and American Securities Transfer & Trust, Inc., as Rights Agent (the "Rights Agreement"), at a purchase price of $19.25 per share, net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). "Share" means a share of API common stock, together with the associated preferred share purchase rights. The "Offer" includes any subsequent offering period, as described in Section 1. By agreement with the shareholder owning all outstanding shares of API Series B Seven Percent (7%) Cumulative Convertible Preferred Stock ("Series B Preferred Shares"), Danaher and such shareholder have agreed that all Series B Preferred Shares shall be tendered into the Offer by such shareholder for conversion into Shares and purchased in the Offer, provided, however, that such shareholder may give instructions to the Purchaser not to convert such Series B Preferred Shares until Danaher makes payment for the Series B Preferred Shares pursuant to the Offer.

   You will not be required to pay brokerage fees or commissions or, except as described in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares in the Offer. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, you may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to you. See Section 3. We will pay all charges and expenses of ING Barings LLC, as Dealer Manager (the "Dealer Manager"), SunTrust Bank, as Depositary (the "Depositary"), and D.F. King & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

   The Board of Directors of API (the "API Board") has determined by the unanimous vote of all directors present and voting on the Offer and the Merger that the price to be paid for each Share in the Offer and the Merger (as defined herein) is fair to the stockholders of API and that the Offer and the Merger are otherwise in the best interests of API and API stockholders, and recommends that API stockholders accept the Offer and tender their Shares.

   We are not required to purchase any Shares unless at least a majority of the outstanding Shares (assuming exercise of all outstanding stock options and warrants) and all of the Series B Preferred Shares are validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"). We reserve the right (subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC") and to the prior written consent of API), which we presently have no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase a smaller number of Shares. The Offer is also subject to certain other terms and conditions. See Sections 1, 14 and 15.

   We are making the Offer under the Agreement and Plan of Merger, dated as of February 15, 2000, among API, Danaher and the Purchaser (the "Merger Agreement"). Following the consummation of the Offer and the satisfaction or waiver of certain conditions, API will merge with the Purchaser (the "Merger"), with API continuing as the surviving corporation. In the Merger, each outstanding Share that is not owned by us (other than Shares held by API stockholders who perfect their appraisal rights under the General Corporation Law of the State of Delaware (the "GCL")) will be converted into the right to receive $19.25 net in cash, or any higher price paid per Share in the Offer (the "Merger Consideration"). Section 11 contains a more detailed description of the Merger Agreement. Section 5 describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

   McDonald Investments Inc. ("McDonald"), API's financial advisor, has delivered to the API Board a written opinion that, as of the date of the Merger Agreement, the per Share consideration to be received by API stockholders in the Offer is fair to API stockholders from a financial point of view. A copy of the opinion of McDonald is included with API's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed with this document, and API stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by McDonald.

   Approval of the Merger requires the affirmative vote of holders of a majority of the outstanding Shares. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by API stockholders. See Section 11.

   API has advised us that, to its knowledge, all of its executive officers and directors intend to tender all Shares that they own of record or beneficially in the Offer (other than Shares that they have the right to purchase by exercising stock options and Shares, if any, that, if tendered, would cause them to incur liability under the short-swing profits provisions of the Securities Exchange Act of 1934, as amended). Danaher also has entered into support agreements with Mr. Kurt Wiedenhaupt, President and Chief Executive Officer of API (the "Wiedenhaupt Support Agreement") who, as of February 14, 2000, owned 22,072 Shares and Mr. Holger Hjelm, a director of API (the "Hjelm Support Agreement") who, as of February 14, 2000, controls 1,236,337 Series B Preferred Shares, convertible as of that date into 1,538,603 Shares, whereby those individuals have agreed to tender their Shares or, in the case of Mr. Hjelm, Series B Preferred Shares, pursuant to the Offer, and vote in favor of the Merger at any meeting of API stockholders.

   API has informed us that, as of February 18, 2000, there were 6,889,322 Shares issued and outstanding and 1,785,048 Shares reserved for issuance upon the exercise of outstanding stock options and warrants.

   The Offer is conditioned upon the fulfillment of the conditions described in
Section 14. The initial offering period of the Offer will expire at 12:00 midnight, New York City time, on Wednesday, March 22, 2000, unless we extend it.

   This Offer to Purchase and the related Letter of Transmittal contain important information which you should read carefully before you make any decision with respect to the Offer.

1. Terms of the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 3 on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, March 22, 2000, unless we, in our sole discretion, extend the period of time for which the initial offering period of the Offer is open, in which case Expiration Date will mean the time and date at which the initial offering period of the Offer, as so extended, will expire.

   Upon the terms and subject to the conditions of the Offer, we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer. If, at the Expiration Date, the conditions to the Offer described in Section 14 have not been satisfied or earlier waived, then, subject to the provisions of the Merger Agreement, we may extend the Expiration Date for an additional period or periods of time by giving oral or written notice of the extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to your right to withdraw Shares. See Section 4.

   Subject to the applicable regulations of the Securities and Exchange Commission (the "SEC") and the terms of the Merger Agreement, we also reserve the right, in our sole discretion, at any time or from time to time, to (a) delay purchase of, or, regardless of whether we previously purchased any Shares, payment for, any Shares, pending receipt of any regulatory or governmental approvals specified in Section 15; (b) terminate the Offer (whether or not any Shares have previously been purchased) if any condition referred to in Section 14 has not been satisfied or upon the occurrence of any event specified in Section 14; and (c) except as set forth in the Merger Agreement, waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary and, other than in the case of any waiver, by making a public announcement of that waiver. We acknowledge (a) that Rule 14e-1(c) under the Securities Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) that we may not delay purchase of, or payment for (except as provided in clause (a) of the preceding sentence), any Shares upon the occurrence of any Event specified (and defined) in Section 14 without extending the period of time during which the Offer is open.

   The rights we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) promulgated under the Securities Exchange Act, which require that material changes be promptly disseminated to holders of Shares), we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

   As of the date of this Offer to Purchase, the associated preferred share purchase rights do not trade separately. Accordingly, by tendering Shares, you are automatically tendering a similar number of preferred share purchase rights. If, however, the preferred share purchase rights detach and separate right certificates are issued, tendering stockholders will be required to deliver rights certificates with the shares.

   If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 promulgated under the Securities Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a minimum ten business day period from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, we decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to holders of Shares, we will extend the Offer at least until the expiration of that period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition.

   Consummation of the Offer is also conditioned upon expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"), and the other conditions set forth in Section 14. We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of those conditions. If, by the Expiration Date, any or all of those conditions have not been satisfied, we may, in the exercise of our good faith judgment, elect to (a) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms of the Offer and the Merger Agreement; (b) waive all of the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, accept for payment all Shares so tendered; or (c) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering API stockholders. In the event that we waive any condition set forth in Section 14, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to API stockholders, require that the Offer remain open for an additional period of time and/or that we disseminate information concerning such waiver.

   In the Merger Agreement, we have agreed that, upon the terms and subject to the conditions to the Offer, we will accept for payment and pay for, all Shares validly tendered and not withdrawn prior to the expiration of the Offer as promptly as practicable after expiration of the Offer.

   API has provided us with its stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. We will mail this Offer to Purchase, the related Letter of Transmittal and other relevant materials to record holders of Shares, and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the security holder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for forwarding to beneficial owners of Shares.

   Subsequent Offering Period. We reserve the right (but are not obligated), in accordance with the Merger Agreement and applicable rules and regulations of the SEC, to provide a subsequent offering period of three business days to 20 business days after the expiration of the initial offering period of the Offer and our purchase of Shares tendered in the Offer. A subsequent offering period would give API stockholders who do not tender in the initial offering period of the Offer another opportunity to tender their Shares and receive the same offer price. If we elect to provide a subsequent offering period, we will disseminate additional tender offer materials.

   Series B Preferred Shares. By agreement between Danaher and Mr. Hjelm, a director of API who controls the shareholder owning all outstanding shares of Series B Preferred Shares, Mr. Hjelm has agreed to cause all such shares of Series B Preferred Shares to be tendered into the Offer for conversion into Shares and purchase in the Offer. It is a condition to the Offer that all of such shares of Series B Preferred Shares be tendered into the Offer and not withdrawn prior to the Expiration Date.

2. Acceptance for Payment and Payment.

   Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended), we will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4) prior to the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section
14. In addition, subject to applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15.

   For information with respect to approvals that we are required to obtain prior to the completion of the Offer, including under the HSR Act and other laws and regulations, see Section 15.

   In all cases, we will pay for Shares purchased in the Offer only after timely receipt by the Depositary of (a) certificates representing the Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of the Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3; (b) the appropriate Letter of Transmittal (or a facsimile), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer; and (c) any other documents that the Letter of Transmittal requires.

   "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry

Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

   For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, Shares validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price for the Shares with the Depositary, which will act as agent for tendering API stockholders for the purpose of receiving payment from us and transmitting payment to validly tendering API stockholders.

   Under no circumstances will we pay interest on the purchase price for Shares.

   If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

   If, prior to the Expiration Date, we increase the price offered to holders of Shares in the Offer, we will pay the increased price to all holders of Shares that we purchase in the Offer, whether or not the Shares were tendered before the increase in price.

   We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment in the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

   Valid Tender of Shares. Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or the expiration of the subsequent offering period, as the case may be, and either (a) you must deliver Share Certificates representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case on or prior to the Expiration Date, or the expiration of the subsequent offering period, as the case may be, or (b) you must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at your option and sole risk, and delivery will be considered made only when the Depositary actually receives the certificates. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, you should allow sufficient time to ensure timely delivery.

   Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the

Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures. However, although Shares may be delivered through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or facsimile), properly completed and signed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or before the Expiration Date or the expiration of the subsequent offering period, as the case may be, or you must comply with the guaranteed delivery procedure set forth below.

   Delivery of documents to a Book-Entry Transfer Facility in accordance the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

   Signature Guarantees. A bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution") must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of Share Certificates.

   Guaranteed Delivery. If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or before the Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

     (a) your tender is made by or through an Eligible Institution;

     (b) the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery, substantially in the form made available by us, on or before the Expiration Date; and

     (c) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal within three trading days after the date of execution of the Notice of Guaranteed Delivery.

   You may deliver the Notice of Guaranteed Delivery by hand or mail or transmitted by facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Guaranteed delivery procedures are not available in the subsequent offering period.

   Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or, of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the appropriate Letter of Transmittal. Accordingly, payment might not be made to all tendering API stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary's account at a Book-Entry Transfer Facility.

   Backup U.S. Federal Income Tax Withholding. Under the backup U.S. federal income tax withholding laws applicable to certain API stockholders (other than certain exempt API stockholders, including, among others, all corporations and certain foreign individuals), the Depositary may be required to withhold 31% of the amount of any payments made to those API stockholders pursuant to the Offer or the Merger. To prevent backup U.S. federal income tax withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup U.S. federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

   Appointment as Proxy. By executing the Letter of Transmittal, you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to the Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when we accept your Shares for payment in accordance with the terms of the Offer. Upon such acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and such other securities and rights for which the appointment is effective, be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of API stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of API's stockholders.

   Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular API stockholder, whether or not similar defects or irregularities are waived in the case of other API stockholders.

   Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

   Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

4. Withdrawal Rights.

   Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw Shares that you have previously tendered in the Offer at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after April 23, 2000. You may not withdraw Shares during any subsequent offering period. See Section 1.

   If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

   In order for your withdrawal to be effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and an Eligible Institution must guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time before the Expiration Date by following any of the procedures described in Section 3.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. None of Danaher, the Purchaser or any of their respective affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

   Your receipt of cash for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, if you sell or exchange your Shares in the Offer or the Merger, you would generally recognize gain or loss equal to the difference between the amount of cash received and your tax basis for the Shares that you sold or exchanged. That gain or loss will be capital gain or loss (assuming you hold your Shares as a capital asset), and any such capital gain or loss will be long term if, as of the date of sale or exchange, you have held such Shares for more than one year or will be short term if, as of such date, you have held such Shares for one year or less.

   The discussion above may not be applicable to certain types of API stockholders, including API stockholders who acquired Shares through the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as insurance companies, tax-exempt entities and regulated investment companies).

   The U.S. federal income tax discussion set forth above is included for general information only. You are urged to consult your tax advisor with respect to the specific tax consequences to you of the Offer and Merger, including U.S. federal, state, local and foreign tax consequences.

6. Price Range of the Shares; Dividends.

   The Shares are traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "APR." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the NYSE and cash dividends declared on the Shares during each quarter presented.

                         AMERICAN PRECISION INDUSTRIES

                                                                   High   Low
                                                                  ------ ------
      Fiscal 1997
      First Quarter.............................................. $20.38 $16.75
      Second Quarter.............................................  20.19  16.25
      Third Quarter..............................................  23.81  19.00
      Fourth Quarter.............................................  26.00  20.50

      Fiscal 1998
      First Quarter.............................................. $21.00 $17.00
      Second Quarter.............................................  19.50  14.38
      Third Quarter..............................................  16.56  11.00
      Fourth Quarter.............................................  14.50   9.50

      Fiscal 1999
      First Quarter.............................................. $11.00 $ 8.75
      Second Quarter.............................................  12.63   9.25
      Third Quarter..............................................  11.00   9.06
      Fourth Quarter.............................................  11.13   8.25

      Fiscal 2000
      First Quarter (through February 23)........................ $19.00 $ 8.50

   Effective in the first quarter of 1997, API decided to eliminate its quarterly cash dividends. In addition, under the terms of the Merger Agreement, API is not permitted to declare or pay dividends with respect to the Shares.

   On February 15, 2000, the last full day of trading prior to the announcement of the execution of the Merger Agreement, the reported closing price on the NYSE for the Shares was $11.44 per Share. On February 23, 2000, the last full day of trading prior to the commencement of the Offer, the reported closing price on the NYSE for the Shares was $18.94 per Share.

   Stockholders are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Securities Exchange Act Registration; Margin Regulations.

   Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, (a) the number of record holders of 100 or more Shares should fall below 1,200; (b) the number of publicly held Shares (exclusive of holdings of Danaher and the Purchaser and any other subsidiaries or affiliates of Danaher and of officers or directors of API or their immediate families or other concentrated holdings of 10% or more ("Excluded Holdings")) should fall below 600,000; or (c) the aggregate market value of such publicly held Shares (exclusive of Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

   If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market, and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market for the Shares and the availability of such quotations would depend upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Securities Exchange Act, as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

   Securities Exchange Act Registration. The Shares are currently registered under the Securities Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act. Registration of the Shares may be terminated upon application by API to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Securities Exchange Act would substantially reduce the information that API is required to furnish to API stockholders and the SEC and would make certain provisions of the Securities Exchange Act, such as the short-swing profit recovery provisions of
Section 16(b) of the Securities Exchange Act and the requirements of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Securities Exchange Act and the related requirement of an annual report, no longer applicable to API. If the Shares are no longer registered under the Securities Exchange Act, the requirements of Rule 13e-3 promulgated under the Securities Exchange Act with respect to "going private" transactions would no longer be applicable to API. In addition, the ability of "affiliates" of API and persons holding "restricted securities" of API to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer be "margin securities" or eligible for stock exchange listing or NASDAQ reporting. We believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Securities Exchange Act, and it would be our intention to cause API to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

   If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Securities Exchange Act and the listing of the Shares on the NYSE will be terminated following the completion of the Merger.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Securities Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8. Information Concerning API.

   API is a Delaware corporation with its principal executive offices located at 2777 Walden Avenue, Buffalo, New York, 14225. API's telephone number is
(716) 684-7900.

   The following description of API and its business has been taken from API's Form 10-K for the fiscal year ended December 31, 1998, and is qualified in its entirety by reference to API's Form 10-K for the fiscal year ended December 31, 1998:

   API and its subsidiaries conduct operations in two major business segments, namely, motion technologies and heat transfer. API's objective is to consolidate a major share of target market segments in electromechanical and electronic motion control and industrial heat transfer. API has further sought to diversify into select market segments and geographic markets through internal growth and strategic acquisitions focused on enhancing and complementing its existing technology base.

   API files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. API's SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

   Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to API or any of its subsidiaries or affiliates or for any failure by API to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Information Concerning Danaher and the Purchaser.

   Danaher is a Delaware corporation with principal executive offices located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. Danaher's telephone number is (202) 828-0850. Danaher designs, manufactures and markets industrial and consumer products with strong brand names, proprietary technology and major market positions in two principal businesses: process/environmental controls and tools and components.

   The Purchaser's principal executive offices are located c/o Danaher at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037. The Purchaser is a newly formed Delaware corporation and a wholly-owned subsidiary of Danaher. The Purchaser has not conducted any business other than in connection with the Offer and the Merger.

   The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the directors and executive officers of Danaher and the Purchaser are set forth in Schedule I hereto.

   Danaher is subject to the information and reporting requirements of the Securities Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Danaher's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), principal holders of Danaher's securities, any material interests of such persons in transactions with Danaher, and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Danaher stockholders and filed with the SEC. You may inspect or copy these reports, proxy statements and other information at the SEC's public reference facilities and they should also be available for inspection in the same manner as set forth with respect to API in Section 8.

   Except as set forth elsewhere in this Offer to Purchase or in Schedule I hereto: (a) neither we nor, to our knowledge, any of the persons listed in
Schedule I hereto or any associate or majority owned subsidiary of ours or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of API; (b) neither we nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of API during the past 60 days; (c) neither we nor, to our knowledge, any of the persons listed in
Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of API (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations); (d) since February 24, 1998, there have been no transactions which would require reporting under the rules and regulations of the SEC between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and API or any of its executive officers, directors or affiliates, on the other hand; and (e) since February 24, 1998, there have been no contacts, negotiations or transactions between us or any of our subsidiaries or, to our knowledge, any of the persons listed in Schedule I hereto, on the one hand, and API or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10. Background of the Offer; Contacts with API.

   In June 1999, ING Barings held a conference for companies in the motion control industry at which Mr. Kurt Wiedenhaupt, the President of API, made a presentation. A representative of Danaher attended the conference and heard Mr. Wiedenhaupt's presentation. Following that conference, a representative of ING Barings, as financial adviser to Danaher, contacted Mr. Wiedenhaupt and indicated that Mr. George M. Sherman, the President and Chief Executive Officer of Danaher, would be interested in meeting with Mr. Wiedenhaupt. Mr. Wiedenhaupt agreed to the meeting.

   Mr. Wiedenhaupt and Mr. Sherman met on September 10, 1999. At that meeting, Mr. Sherman indicated that Danaher would be interested in considering a possible acquisition of API, subject to the satisfactory completion of due diligence investigations and the negotiation of a definitive Merger Agreement. Danaher subsequently signed a confidentiality and standstill agreement with API on September 20, 1999.

   Representatives of Danaher and API met again on October 8, 1999. The October 8, 1999, was attended by Mr. Wiedenhaupt, two other officers and two management personnel from API and a representative of McDonald, and Mr. Sherman, six other representatives from Danaher and a representative from ING Barings. Both companies made presentations concerning their businesses at the October 8, 1999 meeting.

   Over the weeks that followed the October 8, 1999 meeting, ING Barings and McDonald spoke periodically by telephone, on behalf of their respective clients, on the subject of a possible business combination of the two companies. In one of those telephone conversations in late October 1999, the ING Barings representative indicated that, subject to the satisfactory completion of due diligence, Danaher would be willing to consider making an offer for all of the Shares in the range of $15.00 to $18.00 per Share.

   The parties and their respective advisers maintained periodic contact over the next several weeks and, on December 9, 1999, a representative of ING Barings indicated to a representative of McDonald that Danaher might be willing to increase its preliminary offer for all of the Shares. On January 20, 2000, Mr. Sherman and Mr. Wiedenhaupt met again and, with the approval of the Danaher Board, Mr. Sherman indicated that Danaher would consider purchasing all of the Shares for $19.00 per Share, subject to the satisfactory completion of due diligence and the negotiation of a definitive Merger Agreement. Mr. Wiedenhaupt indicated that he would need a higher offer for the API Board to approve the proposed transaction and, after further discussions with members of the Danaher Board, Mr. Sherman raised the preliminary offer to $19.25 per Share.

   On January 27, 2000, Danaher and API entered into an agreement that granted Danaher the exclusive right to negotiate a transaction with API through February 21, 2000. From January 27, 2000 to February 14, 2000, Danaher continued its due diligence review of API, and Danaher and its advisers negotiated the terms of the Merger Agreement, the Hjelm Support Agreement, the Wiedenhaupt Support Agreement and the Consulting Agreement, subject, in each case, to approval by the Danaher Board.

   At a meeting of the Danaher Board on February 14, 2000, Mr. Sherman, along with other members of Danaher's management, discussed the results of due diligence and the conditions of the contemplated transaction including, without limitation, the Merger Consideration. At that meeting a form of each of the Merger Agreement, the Hjelm Support Agreement, the Wiedenhaupt Support Agreement and the Consulting Agreement was presented to, and unanimously approved by, the Danaher Board, subject to satisfactory resolution of certain issues relating to due diligence and negotiation of the final terms of the Merger Agreement.

   The details of the Offer and the Merger, and the related Merger Agreement, Hjelm Support Agreement, Wiedenhaupt Support Agreement and Consulting Agreement were agreed by the parties on February 15, 2000. The parties issued a press release announcing the transaction on the morning of February 16, 2000.

11. Purpose of the Offer; the Merger Agreement; the Support Agreements; the Consulting Agreement; Statutory Requirements; Appraisal Rights; Plans for API; "Going Private" Transactions.

   (a) Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, API. The Offer, as the first step in the acquisition of API, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of API not purchased pursuant to the Offer or otherwise.

   (b) The Merger Agreement. The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which we have filed as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC, which you may examine and copy as set forth in Section 8 above (except that it will not be available at the regional offices of the SEC).

   The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, as set forth in Section 14, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the prior written consent of API, the Purchaser will not (a) decrease the Offer price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought to be purchased in the Offer, (c) impose additional conditions to the Offer, (d) waive the Minimum Condition or (e) amend any other term of the Offer in a manner adverse to the holders of Shares. The Purchaser may extend the Offer, from time to time, if, at the then-scheduled Expiration Date of the Offer, any of the conditions to the Purchaser's obligation to accept for payment and pay for all Shares shall not have been satisfied or waived. In addition, if all conditions to the Offer are satisfied and the number of Shares tendered and not withdrawn is more than 70%, but less than 90%, of the outstanding number of Shares on a fully diluted basis, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of ten additional business days in the aggregate for all such extensions beyond the latest Expiration Date.

   Recommendation. API has represented to Danaher in the Merger Agreement that the API Board, at a meeting duly called and held, has (a) determined by unanimous vote of the directors present that the Offer and the Merger are fair to and in the best interest of API stockholders, (b) approved the Offer and the Merger Agreement in accordance with the GCL, (c) recommended acceptance of the Offer and adoption of the Merger Agreement by API stockholders (if such adoption is required by applicable law) and (d) taken all other action necessary to render Section 203 of the GCL and the rights under the Rights Agreement inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the API Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the API Board's fiduciary obligations under applicable law. API further represented that, prior to the execution of the Merger Agreement, McDonald delivered to the API Board its written opinion to the effect that, as of February 15, 2000, the cash consideration to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to those holders from a financial point of view.

   Directors. The Merger Agreement provides that, subject to compliance with applicable law, Danaher, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, is entitled to designate that number of directors, rounded up to the next whole number, on the API Board as is equal to the product of the total number of directors on the API Board (determined after giving effect to the directors so elected pursuant to such provisions) multiplied by the percentage that the aggregate number of Shares beneficially owned by Danaher or its affiliates bears to the total number of Shares then outstanding. API shall, upon request of Danaher, promptly take all actions necessary to cause designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that, prior to the time the Merger becomes effective (the "Effective Time"), the API Board shall always have at least two members who are neither officers, directors, affiliates or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person who is not a Purchaser Insider to fill such vacancy. Following the election or appointment of Danaher's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by API, any extension by API of the time for performance of any of the obligations or other acts of Danaher or the Purchaser, any waiver of any of API's rights under the Merger Agreement or any other actions taken by API will require the concurrence of a majority of the directors of API then in office who are not Purchaser Insiders (or, in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if that amendment, termination, extension, or waiver would be reasonably likely to have an adverse effect on the minority API stockholders.

   The Merger. The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into API. Following the Merger, the separate corporate existence of the Purchaser will cease and API will continue as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Danaher.

   API has agreed pursuant to the Merger Agreement that, if required by applicable law in order to consummate the Merger, it will (a) duly call, give notice of, convene and hold a special meeting of API stockholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of adopting the Merger Agreement; (b) prepare and file with the SEC a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (1) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined herein) and, after consultation with Danaher, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (2) to obtain the necessary approvals of the Merger and adoption of the Merger Agreement by API stockholders; and (c) subject to the fiduciary obligations of the API Board under applicable law, as described under "Recommendation," include in the Proxy Statement the recommendation of the API Board that API stockholders vote in favor of the approval of the Merger Agreement. Danaher has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of Danaher's other subsidiaries in favor of the approval of the Merger and the Merger Agreement.

   The Merger Agreement further provides that, notwithstanding the foregoing, if Danaher, the Purchaser or any other of Danaher's subsidiaries acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the API stockholders in accordance with
Section 253 of the GCL.

   Charter, By-Laws, Directors and Officers. The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation, until amended afterward in accordance with the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable law. The By-Laws of the Purchaser in effect at the Effective Time will be the By-Laws of the Surviving Corporation, until amended afterward in accordance with the provisions of the By-Laws of the Surviving Corporation and applicable law. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation.

   Conversion of Securities. By virtue of the Merger and without any action on the part of the holders of the Shares, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares held by Danaher, the Purchaser, any wholly-owned subsidiary of Danaher or the Purchaser, in the treasury of API or by any wholly-owned subsidiary of API, which Shares, by virtue of the Merger and without any action on the part of the holder of those shares, will be canceled and retired and will cease to exist with no payment being made with respect thereto and (b) shares held by a holder who has not voted in favor of the Merger and who has demanded appraisal for those shares in accordance with the GCL ("Dissenting Shares")) will be canceled and retired and will be converted into the right to receive the Merger Consideration, upon surrender of the Share Certificate formerly representing that Share. At the Effective Time, each share of common stock of the Purchaser, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

   The Merger Agreement provides that, prior to the Effective Time, the API Board (or, if appropriate, any committee of the API Board) will adopt appropriate resolutions and use its reasonable best efforts to provide for the cancellation, effective at the Effective Time, of all the outstanding options granted under any stock option or similar plan of API (the "Stock Plans"), or under any agreement, without any payment therefor except as otherwise discussed in this Section 11. Immediately prior to the Effective Time, all options (whether vested or unvested) will be canceled (and to the extent exercisable shall no longer be exercisable) and will entitle each holder of an option, in cancellation and settlement therefor, to a payment, if any, in cash by API (less any applicable withholding taxes), at the Effective Time, equal to the product of (a) the total number of Shares subject to that option and (b) the excess, if any, of the Merger Consideration over the exercise price per Share subject to that option.

   Representations and Warranties. Pursuant to the Merger Agreement, API has made customary representations and warranties to Danaher and the Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, required filings, consents and approvals, financial statements, public filings, litigation, compliance with law, employee benefit plans, environmental matters, material contracts, opinion of financial advisor, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger, tax status, condition of assets, relationships with customers and employees and the absence of any material adverse effects on API. Danaher and the Purchaser have made customary representations and warranties to API with respect to, among other matters, its organization, qualifications, authority, required filings, consents and approvals, information to be included in the Schedule 14D-9, the Proxy Statement or the other documents required to be filed with the SEC or any other governmental authority relating to the Offer and the Merger and availability of funds.

   Covenants. The Merger Agreement obligates API and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice, and obligates API and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific restrictive covenants as to certain impermissible activities of API prior to the Effective Time, which provide that API will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Danaher, including, among other things, actions related to amendments to the Certificate of Incorporation or the By-Laws of API, issuances or sales of its securities, changes in capital structure, dividends and other distributions, repurchases or redemptions of securities, material acquisitions or dispositions, increases in compensation or adoption of new benefit plans and certain other material events or transactions.

   Access to Information. The Merger Agreement provides that, until the Effective Time, API will give Danaher and the Purchaser and their representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of API and its subsidiaries, and will provide Danaher and the Purchaser copies of documents filed pursuant to U.S. federal or state securities laws during this period, and, upon reasonable request, other information with respect to the business and operations of API and its subsidiaries.

   Efforts. Subject to the terms and conditions provided in the Merger Agreement, each of API, Danaher and the Purchaser will cooperate and use their respective reasonable efforts to make or cause to be made all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

   Each of the parties to the Merger Agreement also has agreed to use its reasonable best efforts to obtain, as promptly as practicable, all Consents (as defined in the Merger Agreement) of any governmental authorities or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Merger Agreement.

   Public Announcements. The Merger Agreement provides that API, on the one hand, and Danaher and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

   Employee Benefit Arrangements. With respect to employee benefit matters, the Merger Agreement provides that, from and after the Effective Time, Danaher will honor, or Danaher will cause to have honored, obligations under certain specified employee benefit plans of API. The Merger Agreement also provides that for the period ending December 31, 2000, the Surviving Corporation will continue the employee benefit plans of API (other than those providing equity-based compensation) and thereafter the Surviving Corporation will provide its employees (and those of its subsidiaries) with compensation programs and welfare plans, programs, contracts, agreements and policies, fringe benefits and vacation policies which are substantially the same as or not materially less favorable in the aggregate than those in effect with respect to similarly situated employees of Danaher.

   Indemnification; Directors' and Officers' Insurance. Pursuant to the Merger Agreement, Danaher has agreed that from and after the Effective Time all rights to indemnification, defense and advancement of funds existing at the date of the Merger Agreement in favor of individuals who were directors, officers, employees or agents of API or any of its subsidiaries at or prior to the Effective Time as set forth in the Certificate of Incorporation or By-Laws of API shall survive the Merger and shall continue in full force and effect, and will not be amended by the Surviving Corporation for a period of six years from the Effective Time in any manner that would adversely affect the rights of those individuals, unless such modification is required by law. Danaher also has agreed that it will not cancel API's directors' and officers' liability insurance policy. In the event that Danaher or the Surviving Corporation consolidates or merges with another person or transfers its assets to another person, it shall make proper provisions to assure that these obligations are assumed.

   Notification of Certain Matters. Danaher and API have agreed to promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or
(2) to cause any covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied and (b) any failure of API, Danaher or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement. Each of API, Danaher and the Purchaser is also required to give prompt notice to the other parties of any notice or communication from any third party alleging that the consent of that third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

   Rights Agreement; Waiver of Right of First Refusal. API has agreed in the Merger Agreement that it will not (a) redeem the preferred share purchase rights, (b) amend the Rights Agreement or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Danaher or the Purchaser to acquire beneficial ownership of 15% or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Rights Agreement) to occur. API also has agreed in the Merger Agreement that it will waive its exclusive, irrevocable right of first refusal to purchase the Series B Preferred Shares owned by InterScan Holding Ltd., a Swiss corporation ("InterScan"), for the purpose of allowing InterScan to convert its Series B Preferred Shares to Shares and validly tender those Shares pursuant to the Offer. API agrees further that it will redeem the Series B Preferred Shares, pursuant to its terms, if requested by Danaher.

   State Takeover Laws. The Merger Agreement provides that each party will, upon the request of the other party, take all reasonable steps to assist in any challenge by that other party to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

   No Solicitation. The Merger Agreement requires API, its affiliates and their respective officers, directors (in their capacity as such), employees, representatives and agents to immediately cease any existing discussions or negotiations with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any material equity interest in, API or any of its subsidiaries or any business combination with API or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, API will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors (in their capacity as such), officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving API or its subsidiaries or acquisition of any material amount of capital stock or any material portion of the assets of API or of its subsidiaries (except for acquisitions of assets in the ordinary course of business consistent with past practice), or any combination of the foregoing (an "Acquisition Transaction"), or negotiate or engage in substantive discussions with any person with respect to any Acquisition Transaction, or enter into or resolve to enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement; provided, however, that API may furnish information to, and negotiate or otherwise engage in substantive discussions with, any person who has delivered a bona fide written proposal for an Acquisition Transaction if the API Board determines in good faith following consultation with outside counsel that failing to take such action would reasonably be expected to constitute a breach of the fiduciary obligations of the API Board under applicable law, provided that prior to furnishing non-public information to any such party, API shall have entered into a confidentiality agreement containing terms at least as favorable to API as those of the letter agreement dated September 20, 1999 between Danaher and API.

   The Merger Agreement further provides that, from and after the execution of the Merger Agreement, API will promptly advise Danaher of any discussions, negotiations or proposals relating to an Acquisition Transaction, identify the offeror and furnish to Danaher a copy of any such proposal if it is in writing or a written summary of any such proposal relating to an Acquisition Transaction if it is not in writing, and that API will promptly advise Danaher of any development relating to any such proposal, including results of any discussions or negotiations with respect to that proposal.

   Conditions to Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Danaher, the Purchaser and API to consummate the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions: (a) API stockholders will have duly adopted the Merger Agreement if required by applicable law; (b) the Purchaser will have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; (c) consummation of the Merger will not have been restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any governmental authority and there will not be any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (d) any applicable waiting period will have expired under the HSR Act.

   Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the API stockholders (with any termination by Danaher also being an effective termination by the Purchaser):

     (a) by the mutual written consent of Danaher and API, by action of their respective Boards of Directors;

     (b) by API if (1) Danaher or the Purchaser fails to commence the Offer as provided in Section 1.1 of the Merger Agreement by March 10, 2000, or
  (2) Danaher or the Purchaser will not have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms of the Offer on or before May 30, 2000, provided, however, that API may not terminate the Merger Agreement pursuant to this paragraph if API will have materially breached the Merger Agreement;

     (c) by Danaher or API if (1) the Offer expires pursuant to its terms without any Shares being purchased under the Offer or (2) if the Merger will not have been completed on or before August 31, 2000, provided, however that neither party may terminate the Merger Agreement pursuant to this provision if that party will have materially breached the Merger Agreement;

     (d) by Danaher or API if any court of competent jurisdiction or other governmental authority will have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or the acceptance for payment of, or payment for, Shares pursuant to the Offer and that order, decree or ruling or other action will have become final and nonappealable, provided that the party seeking to terminate the Merger Agreement will have used its reasonable efforts to remove or lift such order, decree or ruling;

     (e) by API if, prior to the acceptance for payment of Shares pursuant to the Offer, the API Board approves an Acquisition Transaction, on terms which a majority of the members of the API Board have determined in good faith (a) after consultation with McDonald or another nationally recognized investment banking firm, to be more favorable from a financial point of view to API and the API stockholders than the transactions contemplated by the Merger Agreement, and (b) after receipt of advice from outside legal counsel, that failure to approve such proposal and terminate the Merger Agreement would reasonably be expected to result in a breach of the fiduciary duties of the API Board under applicable law; provided that the termination described in this paragraph shall not be permissible unless and until API shall have provided the Purchaser and Danaher prior written notice at least two business days prior to such termination that the API Board has authorized and intends to effect the termination of the Merger Agreement pursuant to this paragraph, including copies of all proposed written agreements, arrangements, or understandings, including the forms of any agreements supplied by third parties, with respect to such Acquisition Transaction (and a description of all material oral agreements with respect thereto), API shall otherwise be in compliance with its obligations under the Merger Agreement and on or prior to such termination shall have paid to Parent the Termination Fee (as defined below) and the Expense Fee
  (as defined below);

     (f) by Danaher, prior to the purchase of the Shares, if the API Board
  (1) will have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger, (2) will have approved or recommended any Acquisition Transaction, or (3) will have resolved to effect any of the foregoing, or if API will have breached Section 6.8(a) of the Merger Agreement; and

     (g) by Danaher, prior to the purchase of the Shares, if the Minimum Condition will not have been satisfied by the Expiration Date and, on or prior to that date, an Acquisition Transaction will have been publicly announced or disclosed.

   In the event of the termination of the Merger Agreement in accordance with its terms, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than certain specified provisions, which shall survive any such termination; provided, that no party would be relieved from liability for any breach of the Merger Agreement.

   Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring those expenses. In the event that the Merger Agreement is terminated pursuant to paragraph (e) or (f) under "Termination" (or is terminated pursuant to paragraph (c) (1) under "Termination" as a result of the failure to satisfy any of the conditions set forth in paragraph (d) or
(g) of Section 14 (as that paragraph (g) of Section 14 relates to API's obligations under Section 6.8(a) or Section 6.10 of the Merger Agreement)), then API will, within one business day after that termination, pay Danaher a termination fee of $7,000,000 (the "Termination Fee") plus Danaher's aggregate expenses not to exceed $1,000,000 (the "Expense Fee"). In the event that the Merger Agreement is terminated pursuant to paragraph (g) under "Termination" and within 12 months of the date of that termination of the Merger Agreement an Acquisition Transaction is consummated, then API will, prior to or simultaneously with the consummation of that transaction, pay Danaher the Termination Fee and the Expense Fee.

   Amendment. The Merger Agreement may be amended by API, Danaher and the Purchaser at any time before or after any approval of the Merger Agreement by API stockholders but, after any such approval, no amendment will be made which decreases the price to be paid in the Merger or which adversely affects the rights of API stockholders thereunder without the approval of API stockholders.

   Extension; Waiver. Subject to the Merger Agreement, at any time prior to the Effective Time, the parties to the Merger Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties contained therein of any other party thereto or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other party to the Merger Agreement, or
(c) waive compliance by any other party with any of the agreements or conditions therein.

   Effects of Inability to Consummate the Merger. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, the Purchaser will be merged with API. If, following the Offer, approval of API stockholders is required by applicable law in order to consummate the Merger of the Purchaser with API, API will submit the Merger to API stockholders for approval. If the Merger is submitted to API stockholders for approval, the Merger will require the approval of the holders of not less than a majority of the outstanding Shares, including the Shares owned by the Purchaser. Provided that the Minimum Condition is satisfied without being reduced or waived, Danaher will own sufficient Shares to ensure that the required vote of API stockholders will be obtained and that the Merger will be consummated.

   If the Merger is consummated, API stockholders who elected not to tender their the Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer.

   If, following the consummation of the Offer, the Merger is not consummated, Danaher, which owns 100% of the Purchaser common stock, indirectly will control the number of Shares acquired by the Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by the Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, API has agreed to take all actions necessary to cause a majority of the directors of API to consist of persons designated by Danaher (whether, at the election of API, by means of increasing the size of the API Board or seeking the resignation of directors and causing Danaher designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the API Board, Danaher, indirectly, will be able to influence decisions of the API Board and the decisions of the Purchaser as a stockholder of API. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

   If Danaher controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, API stockholders, other than those affiliated with Danaher, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval. If, for any reason following completion of the Offer, the Merger is not consummated, Danaher and the Purchaser reserve the right to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by them.

   (c) The Support Agreements. Concurrently with the execution of the Merger Agreement, Danaher and API entered into the Wiedenhaupt Support Agreement and the Hjelm Support Agreement.

   Pursuant to their respective support agreements, Messrs. Hjelm and Wiedenhaupt have agreed to tender and not withdraw their Shares pursuant to, and in accordance with, the terms of the Offer. Consistent with the Hjelm Support Agreement, Mr. Hjelm will cause the Series B Preferred Shares (all of which are owned by InterScan) to be tendered into the Offer for conversion and purchase in the Offer. Messrs. Hjelm and Wiedenhaupt also have agreed to (a) vote their Shares in favor of the Merger, (b) vote their Shares against any action that would result in a breach of any covenant, representation or warranty or other obligation under the Merger Agreement and (c) vote their Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Offer.

   The agreements contained in the Hjelm Support Agreement may be terminated by either party to that agreement at any time after the earlier of (a) payment for the Shares pursuant to the Offer, (b) June 1, 2000, or (c) the termination of the Merger Agreement pursuant to Section 8.1(e) of the Merger Agreement. The agreements contained in the Wiedenhaupt Support Agreement may be terminated by either party to that agreement at any time after the earlier of (a) payment for the Shares pursuant to the Offer, (b) the 90th day after the termination of the Merger Agreement, or (c) 30 days after the termination of the Merger Agreement pursuant to Section 8.1(e) of the Merger Agreement. The parties agree that if for any reason Mr. Hjelm does not receive full payment for the Series B Preferred Shares within one week of acceptance pursuant to the Offer, API will immediately reissue the Series B Preferred Shares and cancel any Shares into which such Series B Preferred Shares have been converted. The Hjelm Support Agreement and the Wiedenhaupt Support Agreement are included as Exhibits (d)(3) and (d)(4), respectively, to this Offer to Purchase.

   (d) Consulting Agreement. At the time we entered into the Merger Agreement, we also entered into a consulting agreement with Kurt Wiedenhaupt, which consulting agreement would become effective on the date we consummate the Merger.

   Mr. Wiedenhaupt's consulting agreement provides that he will serve as a consultant for a period of five years after consummation of the Offer. Mr. Wiedenhaupt's primary responsibilities are likely to be assisting in the transition of API to Danaher management and exploring alternatives for the disposal of API's heat transfer business. Mr. Wiedenhaupt's consulting agreement is not terminable by the Surviving Corporation for any reason other than the death or permanent disability of Mr. Wiedenhaupt, or a continued material breach by Mr. Wiedenhaupt of the provisions of Mr. Wiedenhaupt's consulting agreement, which breach is (if curable) not cured by Mr. Wiedenhaupt within 30 days after delivery to him by the Surviving Corporation of a written notice setting forth the nature of that breach in reasonable detail. Mr. Wiedenhaupt will be paid a consulting fee of $400,000 per year for each year of the consulting period. Under certain circumstances, Mr. Wiedenhaupt may be entitled to certain additional payments, and an acceleration of certain of his consulting fees, upon a sale of the heat transfer business of the Surviving Corporation during the consulting period.

   (e) Statutory Requirements. In general, under the GCL a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights. In addition, the Certificate of Incorporation of API states that the holders of Series B Preferred Shares are entitled to voting rights with respect to a merger equal to that number of Shares into which any such holder's Series B Preferred Shares would be convertible as of the record date for a meeting of API stockholders at which a merger would be voted.

   The GCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other API stockholder.

   (f) Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, API stockholders will have certain rights under Section 262 of the GCL to dissent and demand appraisal of, and payment in cash of the fair value of, Dissenting Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of Dissenting Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Dissenting Shares, including asset values and the investment value of the Dissenting Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

   In addition, several decisions by Delaware courts have held that, in certain instances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties. Although the remedies of rescission or other damages are possible in an action challenging a merger as a breach of fiduciary duty, decisions of the Delaware courts have indicated that in most cases the remedy available in a merger that is found not to be "fair" to minority stockholders is a damages remedy based on essentially the same principles as an appraisal.

   The foregoing summary of the rights of objecting stockholders does not purport to be a complete statement of the procedures to be followed by API stockholders desiring to exercise any available dissenters' rights.

   The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the GCL.

   (g) Plans for API. In connection with the Offer, Danaher and the Purchaser have reviewed and will continue to review various possible business strategies that they might consider in the event that the Purchaser acquires control of API, whether pursuant to this Offer, the Merger or otherwise. Such changes could include, among other things, changes in API's business corporate structure, capitalization and management. Danaher has publicly announced that, while a final decision has not been made, Danaher would more likely than not seek to find a buyer for the heat transfer business of the Surviving Corporation.

   (h) "Going Private" Transactions. The SEC has adopted Rule 13e-3 under the Securities Exchange Act which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Securities Exchange Act prior to the Merger or other business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

12. Source and Amount of Funds.

   The Purchaser estimates that the total amount of funds required to purchase all outstanding Shares, other securities and rights pursuant to the Offer and to pay related fees and expenses will be approximately $210 million. Danaher will ensure that the Purchaser has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger.

   Danaher has possession of, or has available to it under existing lines of credit, sufficient funds to close the Offer and the Merger, and will cause the Purchaser to have sufficient funds available to close the Offer and the Merger.

13. Dividends and Distributions.

   The Merger Agreement provides that, without the prior written consent of Danaher, API will not, and will not permit any of its subsidiaries to, prior to the Effective Time, (a) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares (and the related preferred share purchase rights), in accordance with the terms of the instruments governing such issuance on February 15, 2000, pursuant to the exercise of options outstanding on that date or (2) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding as of February 15, 2000, or (b) make any other changes in its capital structure, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between API and any of its wholly owned subsidiaries.

14. Conditions of the Offer.

   Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities Exchange Act, pay for any tendered Shares, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (A) there will not be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the related preferred share purchase rights) and all of the Series B Preferred Shares (the Minimum Condition), (B) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations will not have expired or been terminated prior to the Expiration Date, or (C) at any time on or after February 15, 2000 and prior to the time of acceptance for payment or payment for any Shares, any of the following events (each, an "Event") will occur:

     (a) there will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that, in the reasonable judgment of Danaher, would be expected to, directly or indirectly: (1) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (2) prohibit or materially limit the ownership or operation by Danaher or the Purchaser of all or any material portion of the business or assets of API or any of its subsidiaries taken as a whole or compel Danaher or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Danaher or the Purchaser or API or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Danaher or the Purchaser to conduct its business or own such assets, (3) impose material limitations on the ability of Danaher or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Danaher on all matters properly presented to the API stockholders, (4) require divestiture by Danaher or the Purchaser of any Shares, or (5) result in a material adverse effect on API; or

     (b) there will be instituted or pending any action or proceeding by any governmental entity seeking, or that would reasonably be expected to result in, any of the consequences referred to in clauses (1) through (5) of paragraph (a) above or by any third party for which there is a substantial likelihood of resulting in any of the consequences referred to in clauses
  (1) through (5) of paragraph (a) above; or

     (c) any change will have occurred (or any development will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of API or any of its subsidiaries that has, or could reasonably be expected to have, a material adverse effect on API; or

     (d) (1) the API Board or any committee of the API Board will have withdrawn, or will have modified or amended in a manner adverse to Danaher or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or shall have approved or recommended any Acquisition Transaction, (2) a person shall have entered into a definitive agreement or an agreement in principle with API with respect to an Acquisition Transaction, or (3) the API Board or any committee of the API Board will have resolved to do or enter into any of the foregoing; or

     (e) API, the Purchaser and Danaher will have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement will have been terminated in accordance with its terms; or

     (f) any of the representations and warranties of API set forth in the Merger Agreement, when read without any exception or qualification as to materiality or material adverse effect on API, will not be true and correct, as if those representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of that specific date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (1) have a material adverse effect on API, (2) prevent or materially delay the consummation of the Offer, (3) materially increase the cost of the Offer to the Purchaser or (4) have a material adverse effect on the benefits to Danaher of the transactions contemplated by the Merger Agreement; or

     (g) API will have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement; or

     (h) there will have occurred, and continued to exist, (1) any general suspension of, or limitation on prices for, trading in securities on the NYSE or on the over-the-counter stock market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, (2) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement through the applicable Expiration Date, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (4) a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions; or

     (i) those consents required upon a change in control, or otherwise as a result of the closing of the Offer or the Merger, under any credit agreement, letter of credit or reimbursement agreement with outstanding indebtedness in excess of $5,000,000 will not have been obtained.

   The foregoing conditions (including those set forth in clauses (A) and (B) of the initial paragraph) are for the benefit of Danaher and the Purchaser and may be asserted by Danaher or the Purchaser regardless of the circumstances giving rise to any such conditions, and may be waived by Danaher or the Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the reasonable discretion of Danaher and the Purchaser and subject to the terms of the Merger Agreement. The failure by Danaher or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

15. Legal Matters; Required Regulatory Approvals.

   Except as set forth in this Offer to Purchase, based on our review of publicly available filings by API with the SEC and other information regarding API, we are not aware of any licenses or regulatory permits that appear to be material to the business of API and its subsidiaries, taken as a whole, and that might be adversely affected by our acquisition of Shares in the Offer. In addition, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required, we expect to seek such approval or action, except as described under "State Takeover Laws." Should any such approval or other action be required, we cannot be certain that we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to API's or its subsidiaries' businesses, or that certain parts of API's, Danaher's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See Introduction and
Section 14 for a description of the conditions to the Offer.

   State Takeover Laws. A number of states (including Delaware, where API is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

   We have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. We reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

   Antitrust. Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to our acquisition of Shares in the Offer and the Merger.

   Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 18, 2000, and the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on March 4, 2000, unless earlier terminated by the FTC or the Antitrust Division or we receive a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from us, the waiting period with respect to the Offer and the Merger would be extended for an additional period of 10 calendar days following the date of our substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with our consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although API is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither API's failure to make those filings nor a request made to API from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as our acquisition of Shares in the Offer and the Merger. At any time before or after our purchase of Shares, the FTC or the Antitrust Division could take any action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the

Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of Danaher, the Purchaser, API or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. See Section 14.

   Based upon an examination of publicly available information relating to the businesses in which API is engaged, we believe that the acquisition of Shares in the Offer and the Merger should not violate the applicable antitrust laws. Nevertheless, we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 14.

   Foreign Approvals. According to publicly available information, API owns property and conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares in the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in those countries and jurisdictions might attempt to impose additional conditions on the Surviving Corporation's operations conducted in those countries and jurisdictions as a result of the acquisition of the Shares in the Offer or the Merger. If such approvals or consents are found to be required the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, we cannot be certain that such approvals or consents will be granted, and, if such approvals or consents are received, we cannot be certain as to the date of those approvals or consents. In addition, we cannot be certain that we will be able to cause API or its subsidiaries to satisfy or comply with those laws or that compliance or noncompliance will not have adverse consequences for API or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16. Fees and Expenses.

   ING Barings LLC is acting as the Dealer Manager in connection with the Offer and has provided certain financial advisory services to Danaher in connection with the Offer and the Merger. We will pay the Dealer Manager's reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. We have agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as financial advisor to Danaher in connection with the acquisition of API, including its services as Dealer Manager, and including certain liabilities under the U.S. federal securities laws. At any time, the Dealer Manager may trade the Shares for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Shares.

   We have retained D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. We will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

   In addition, we have retained SunTrust Bank as the Depositary. We will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

   Except as set forth above, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17. Miscellaneous.

   We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

   We have filed with the SEC a Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in Section 8 with respect to information concerning API, except that copies will not be available at the regional offices of the SEC.

   We have not authorized any person to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

   Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Danaher, the Purchaser, API or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                                          Alpha Acquisition I Corp.

February 24, 2000

                                   SCHEDULE I

         DIRECTORS AND EXECUTIVE OFFICERS OF DANAHER AND THE PURCHASER

   Directors and executive officers of Danaher. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Danaher. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Danaher. Unless otherwise indicated, the business address of each such person is c/o Danaher, at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, and each such person is a citizen of the United States of America.

                                                          Principal Occupation and
                                   Name                 Five-Year Employment History
                         ------------------------ ----------------------------------------
 1. Directors of Danaher Mortimer M. Caplin       Senior Member of Caplin & Drysdale, a
                                                  law firm in Washington, D.C., for over
                                                  five years; Director of Fairchild
                                                  Corporation and Presidential Realty
                                                  Corporation. Caplin & Drysdale, One
                                                  Thomas Circle NW, Suite 1100,
                                                  Washington, DC 20005
                         Donald J. Ehrlich        President, Chairman and Chief Executive
                                                  Officer of Wabash National Corp. for
                                                  over five years; Director of Indiana
                                                  Secondary Market for Educational Loans,
                                                  Inc. and INB National Bank, N.W. Wabash
                                                  National Corp., 1000 Sagamore Parkway
                                                  South, Lafayette, IN 47905
                         Walter G. Lohr, Jr.      Partner of Hogan & Hartson, a law firm
                                                  in Baltimore, Maryland, for over five
                                                  years. Hogan & Hartson, 111 S. Calvert
                                                  Street, Suite 1600, Baltimore, MD 21202-
                                                  6191
                         Mitchell P. Rales        Principal in a number of private
                                                  business entities with interests in
                                                  manufacturing companies, media
                                                  operations and publicly traded
                                                  securities. Director of Imo Industries
                                                  Inc.
                         Steven M. Rales          Chairman of the Board of Danaher for
                                                  over five years; principal in a number
                                                  of private business entities with
                                                  interests in manufacturing companies,
                                                  media operations and publicly traded
                                                  securities. Director of Imo Industries
                                                  Inc.
                         George M. Sherman        President and Chief Executive Officer of
                                                  Danaher for over five years; director of
                                                  Campbell Soup Company.
                         Alan G. Spoon            President of the Washington Post Company
                                                  for over
                                                  five years. The Washington Post Company,
                                                  1150 15th Street, NW, Washington, D.C.,
                                                  20071
                         A. Emmet Stephenson, Jr. President of Stephenson and Co., a
                                                  private investment firm in Denver,
                                                  Colorado for more than five years;
                                                  Chairman of StarTek, Inc. for more than
                                                  five years. Stephenson and Company, 100
                                                  Garfield Street, Denver, CO 80206.

                                                                              Date
                                                                             Became
                                                                            Executive
                                   Name                Present Title         Officer
                          ---------------------- ------------------------   ---------
 2. Executive Officers of Patrick W. Allender    Executive Vice               1987
    Danaher                                      President, Chief
                                                 Financial Officer and
                                                 Secretary
                          William J. Butler      Vice President and Group     1999
                                                 Executive
                          Dennis D. Claramunt    Vice President and Group     1994
                                                 Executive
                          Daniel L. Comas        Vice President--             1996
                                                 Corporate Development
                          H. Lawrence Culp, Jr.  Executive Vice President     1995
                          Mark C. DeLuzio        Vice President--Danaher      1996
                                                 Business Systems
                          James H. Ditkoff       Vice President--Finance      1991
                                                 and Tax
                          Thomas S. Gross        Vice President and Group     1999
                                                 Executive
                          Elmar P. Illek         Vice President and Group     1999
                                                 Executive
                          Dennis A. Longo        Vice President--Human        1997
                                                 Resources
                          Christopher C. McMahon Vice President and           1999
                                                 Controller
                          Brian M. McNeill       Executive Vice President     1999
                          George M. Sherman      President and Chief          1990
                                                 Executive Officer
                          Steven E. Simms        Executive Vice President     1996
                          Uldis K. Sipols        Vice President--             1999
                                                 Procurement

   Directors and executive officers of the Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Danaher. The business address of each such person is c/o Danaher, at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037, and each such person is a citizen of the United States of America.

                                                           Principal Occupation and
                                                                     Five-
                                          Name              Year Employment History
                              ---------------------------- ------------------------
 1. Directors and Executive   Patrick W. Allender           Executive Vice
    Officers of the Purchaser Vice President and Secretary  President, Chief
                                                            Financial Officer and
                                                            Secretary of Danaher
                                                            since November 1999;
                                                            previously Senior Vice
                                                            President, Chief
                                                            Financial Officer and
                                                            Secretary of Danaher.
                              Daniel L. Comas               Vice President--
                              Vice President                Corporate Development
                                                            since 1996; previously
                                                            Director--Corporate
                                                            Development of Danaher
                                                            for over five years.
                              George M. Sherman             President and Chief
                              President                     Executive Officer of
                                                            Danaher for over five
                                                            years.

   Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each API stockholder or such API stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                                 SunTrust Bank

   Facsimile for Eligible           By Mail:             By Overnight Courier:
       Institutions:             SunTrust Bank               SunTrust Bank
                              Post Office Box 4625           Stock Transfer
        404-865-5371         Atlanta, Georgia 30302            Department

                                                           58 Edgewood Avenue
   Confirm by Telephone:                                    Room 225, Annex
                                                            Atlanta, Georgia
       1-800-568-3476                                            30303

   You may direct questions and requests for assistance to the Information Agent at its address and telephone number set forth below. You may obtain additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                            New York, New York 10005

                 Banks and Brokers Call Collect (212) 269-5550
                    All Others Call Toll Free (800) 994-3227